EXHIBIT 99.2

RealPage Acquires Level One

Acquisition Significantly Expands On-Demand Leasing Center Capabilities

CAROLLTON, Texas, Nov. 3, 2010 (GLOBE NEWSWIRE) -- RealPage, Inc. (Nasdaq:RP), a leading provider of on-demand software and services to the rental housing industry, today announced that its wholly-owned subsidiary has acquired substantially all of the assets and selected liabilities of Level One, a leading on-demand apartment leasing center servicing customers throughout the U.S. RealPage plans to combine Level One with its CrossFire product family and will provide leasing and maintenance services to over 4,000 apartment communities in the U.S. Level One's on-demand leasing service is designed to enable owners to lease more apartments, reduce overall marketing expense and free-up on-site leasing staff to focus more energy on resident satisfaction and renewals.

RealPage paid $54 million in cash and a deferred payment of $8 million which is payable in common stock or cash at RealPage's election within 18 months of closing. In conjunction with this acquisition, RealPage borrowed $30 million through its existing revolving credit facility. RealPage expects existing management of Level One will remain with the business. Level One reported revenue of approximately $23 million (unaudited) for the trailing 12 months ended September 30, 2010, with profit margins that are expected to be accretive to RealPage's 2011 target operating objectives.

Steve Winn, chairman and CEO of RealPage, commented, "Combining CrossFire and Level One will create the premier on-demand leasing center for rental properties in the U.S. We expect to market the combined service offering under the Level One brand, which will be run by Buddy Long, the president of Level One. Level One fits into our broader strategy to offer systems that originate, syndicate, capture and manage leads more effectively than traditional Internet systems enabling owners to lease more apartments at a lower overall cost. Todd Baldree, the CEO of Level One, will be working on the next generation of on-demand leasing systems offered by RealPage."

According to Todd Baldree, CEO of Level One, "We believe new lead generation techniques coupled with on-demand centralized leasing agents available 24 hours a day, 365 days per year will fundamentally change the way apartments are leased by helping owners increase demand for vacant units and reduce overall leasing costs. We wanted to be part of this disruptive change and believe that RealPage is the only firm with the technology, scale and shared vision to actually deploy such advanced capabilities."

About RealPage

Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on-demand (also referred to as "Software-as-a-Service" or "SaaS") products and services to apartment communities and single family rentals across the United States. Its six on-demand product lines include OneSite© property management systems that automate the leasing, renting, management, and accounting of conventional, affordable, tax credit, student living, and military housing properties; Level One© (formerly CrossFire) that enable owners to originate, syndicate, manage and capture leads more effectively and at less overall cost; YieldStar© asset optimization systems that increase asset valuation and investment return; Velocity™ billing and utility management services that increase collections and reduce delinquencies; LeasingDesk© risk mitigation systems that are designed to reduce a community's exposure to risk and liability; and OpsTechnology™ spend management systems that help owners manage and control operating expenses. Supporting this family of SaaS products is a suite of shared cloud services including electronic payments, document management, decision support and learning. Through its Propertyware subsidiary, RealPage also provides software and services to single-family rentals and low density, centrally-managed multifamily housing. For more information, call 1-87-REALPAGE or visit www.realpage.com.

About Level One

Located in Greer, South Carolina, Level One has built the premier lead capture service in the multifamily industry through use of proprietary technology, a world-class employee development program, operational efficiency and scalability to meet client demands.  The company offers continuous 24/7 centralized leasing solutions and maintenance on-demand services 365 days a year, serving as an extension of a client's central leasing office.  The company may be accessed at www.levelone.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains "forward-looking" statements relating to RealPage, Inc.'s expected, possible or assumed future results of operations and potential growth and plans, management, branding and profit margins of Level One as well as market opportunities and developments. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as "expects," "believes," "plans" or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions or uncertainty cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in customer cancellations; (c) the inability to increase sales to existing customers and to attract new customers; (d) RealPage, Inc.'s failure to integrate acquired businesses, including Level One, and any future acquisitions successfully; (e) the timing and success of new product introductions by RealPage, Inc. or its competitors; (f) changes in RealPage, Inc.'s pricing policies or those of its competitors; and (g) such other risk and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission ("SEC"), including RealPage's Prospectus previously filed with SEC pursuant to Rule 424(b)(4) on August 12, 2010. All information provided in this release is as of the date hereof and RealPage, Inc. undertakes no duty to update this information except as required by law.

CONTACT:  RealPage, Inc.
          Investor Relations
          Rhett Butler
            972-820-3773
            rhett.butler@realpage.com
          Media
          Andrea Massey
            972-820-3150
            andrea.massey@realpage.com